Exhibit 99(b)

The Goodyear Tire & Rubber Company

OFFERS TO EXCHANGE

$850,000,000 OUTSTANDING 5.000% SENIOR NOTES DUE 2029

FOR

REGISTERED 5.000% SENIOR NOTES DUE 2029

AND

$600,000,000 OUTSTANDING 5.250% SENIOR NOTES DUE 2031

FOR

REGISTERED 5.250% SENIOR NOTES DUE 2031

PURSUANT TO THE PROSPECTUS

DATED             , 2022

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2022 UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offers by The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), to exchange all of its issued and outstanding 5.000% Senior Notes due 2029 (the “2029 Restricted Notes”) for an equivalent principal amount of registered 5.000% Senior Notes due 2029 (the “2029 Exchange Notes”), and all of its issued and outstanding 5.250% Senior Notes due 2031 (the “2031 Restricted Notes”) for an equivalent principal amount of registered 5.250% Senior Notes due 2031 (the “2031 Exchange Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated             , 2022 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offers”). The 2029 Restricted Notes and the 2031 Restricted Notes are collectively referred to as the “Restricted Notes.” The 2029 Exchange Notes and the 2031 Exchange Notes are collectively referred to as the “Exchange Notes.” All references to the Exchange Notes and Restricted Notes include references to the related guarantees, as appropriate.

Enclosed herewith are copies of the following documents:

1.    Prospectus, dated             , 2022;

2.    Letter of Transmittal (together with accompanying IRS Form W-9 and related Guidelines);

3.    Letter that may be sent to your clients for whose account you hold Restricted Notes in your name or in the name of your nominee; and

4.    Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offers (included in item 3 above).

We urge you to contact your clients promptly. Please note that the exchange offers will expire on the Expiration Date unless extended. The exchange offers are not conditioned upon any minimum number of Restricted Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Restricted Notes will represent to the Company that:

•

it is not an affiliate of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”) or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•

it is not participating, and it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	if it is a broker-dealer, it has not entered into any arrangement or understanding with the Company or any of the Company’s affiliates to distribute the Exchange Notes;

•	it is acquiring the Exchange Notes in the ordinary course of its business; and

•	it is not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Restricted Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Restricted Notes pursuant to the exchange offers.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Restricted Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Restricted Notes pursuant to the exchange offers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Restricted Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the exchange agent by calling Computershare Trust Company, N.A. at (800) 344-5128.

Very truly yours,

The Goodyear Tire & Rubber Company

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